UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

Vistra Energy Corp.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

92840M102
(CUSIP Number)

December 31, 2017
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐          Rule 13d-1(b)
☐          Rule 13d-1(c)
☒          Rule 13d-1(d)

_______________________

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Brookfield Asset Management Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
43,490,187(1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
43,490,187(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,490,187(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.2%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO, HC

(1)
Consists of shares of the Issuer’s Common Stock directly held by the Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2)
Calculated based on 428,425,233 shares of the Issuer’s Common Stock outstanding as of January 19, 2018 as reported in the Issuer’s Joint Proxy Statement and Prospectus filed with the SEC on January 25, 2018.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Partners Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
43,490,187(1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
43,490,187(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,490,187(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.2%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)
Consists of shares of the Issuer’s Common Stock directly held by the Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2)
Calculated based on 428,425,233 shares of the Issuer’s Common Stock outstanding as of January 19, 2018 as reported in the Issuer’s Joint Proxy Statement and Prospectus filed with the SEC on January 25, 2018.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Brookfield Private Equity Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
43,490,187(1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
43,490,187(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,490,187(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.2%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)
Consists of shares of the Issuer’s Common Stock directly held by the Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2)
Calculated based on 428,425,233 shares of the Issuer’s Common Stock outstanding as of January 19, 2018 as reported in the Issuer’s Joint Proxy Statement and Prospectus filed with the SEC on January 25, 2018.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Brookfield US Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
43,490,187(1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
43,490,187(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,490,187(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.2%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)
Consists of shares of the Issuer’s Common Stock directly held by the Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2)
Calculated based on 428,425,233 shares of the Issuer’s Common Stock outstanding as of January 19, 2018 as reported in the Issuer’s Joint Proxy Statement and Prospectus filed with the SEC on January 25, 2018.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Brookfield Private Equity Holdings, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
43,490,187(1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
43,490,187(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,490,187(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.2%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)
Consists of shares of the Issuer’s Common Stock directly held by the Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2)
Calculated based on 428,425,233 shares of the Issuer’s Common Stock outstanding as of January 19, 2018 as reported in the Issuer’s Joint Proxy Statement and Prospectus filed with the SEC on January 25, 2018.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Brookfield Private Equity Direct Investments Holdings LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
43,490,187(1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
43,490,187(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,490,187(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.2%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Consists of shares of the Issuer’s Common Stock directly held by the Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2)
Calculated based on 428,425,233 shares of the Issuer’s Common Stock outstanding as of January 19, 2018 as reported in the Issuer’s Joint Proxy Statement and Prospectus filed with the SEC on January 25, 2018.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Brookfield Capital Partners Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
43,490,187(1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
43,490,187(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,490,187(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.2%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)
Consists of shares of the Issuer’s Common Stock directly held by the Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2)
Calculated based on 428,425,233 shares of the Issuer’s Common Stock outstanding as of January 19, 2018 as reported in the Issuer’s Joint Proxy Statement and Prospectus filed with the SEC on January 25, 2018.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Brookfield Holdings Canada Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
43,490,187(1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
43,490,187(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,490,187(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.2%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)
Consists of shares of the Issuer’s Common Stock directly held by the Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2)
Calculated based on 428,425,233 shares of the Issuer’s Common Stock outstanding as of January 19, 2018 as reported in the Issuer’s Joint Proxy Statement and Prospectus filed with the SEC on January 25, 2018.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Brookfield Private Funds Holdings Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
43,490,187(1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
43,490,187(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,490,187(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.2% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)
Consists of shares of the Issuer’s Common Stock directly held by the Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2)
Calculated based on 428,425,233 shares of the Issuer’s Common Stock outstanding as of January 19, 2018 as reported in the Issuer’s Joint Proxy Statement and Prospectus filed with the SEC on January 25, 2018.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Brookfield Canada Adviser, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Manitoba

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
43,490,187(1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
43,490,187(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,490,187(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.2% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Consists of shares of the Issuer’s Common Stock directly held by the Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2)
Calculated based on 428,425,233 shares of the Issuer’s Common Stock outstanding as of January 19, 2018 as reported in the Issuer’s Joint Proxy Statement and Prospectus filed with the SEC on January 25, 2018.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Manitoba

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
43,490,187(1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
43,490,187(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,490,187(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.2% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)
Consists of shares of the Issuer’s Common Stock directly held by the Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2)
Calculated based on 428,425,233 shares of the Issuer’s Common Stock outstanding as of January 19, 2018 as reported in the Issuer’s Joint Proxy Statement and Prospectus filed with the SEC on January 25, 2018.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Brookfield Private Equity Group Holdings LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Manitoba

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
43,490,187(1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
43,490,187(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,490,187(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.2%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Consists of shares of the Issuer’s Common Stock directly held by the Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2)
Calculated based on 428,425,233 shares of the Issuer’s Common Stock outstanding as of January 19, 2018 as reported in the Issuer’s Joint Proxy Statement and Prospectus filed with the SEC on January 25, 2018.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Titan Co-Investment GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
43,490,187(1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
43,490,187(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,490,187(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.2%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)
Consists of shares of the Issuer’s Common Stock directly held by the Investment Vehicles (as defined herein), for which the reporting person may be deemed to be a beneficial owner. See Item 4(a) for more information.

(2)
Calculated based on 428,425,233 shares of the Issuer’s Common Stock outstanding as of January 19, 2018 as reported in the Issuer’s Joint Proxy Statement and Prospectus filed with the SEC on January 25, 2018.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Brookfield Titan Holdings LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
22,817,924

	6	SHARED VOTING POWER
772,128

	7	SOLE DISPOSITIVE POWER
22,817,924

	8	SHARED DISPOSITIVE POWER
772,128

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
23,590,052

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.5%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Calculated based on 428,425,233 shares of the Issuer’s Common Stock outstanding as of January 19, 2018 as reported in the Issuer’s Joint Proxy Statement and Prospectus filed with the SEC on January 25, 2018.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
BCP Titan Aggregator, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,505,400

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
4,505,400

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,505,400

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.1%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Calculated based on 428,425,233 shares of the Issuer’s Common Stock outstanding as of January 19, 2018 as reported in the Issuer’s Joint Proxy Statement and Prospectus filed with the SEC on January 25, 2018.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
BCP Titan Sub-Aggregator, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,793,319

	6	SHARED VOTING POWER
679,402

	7	SOLE DISPOSITIVE POWER
4,793,319

	8	SHARED DISPOSITIVE POWER
679,402

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,472,721

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.3%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Calculated based on 428,425,233 shares of the Issuer’s Common Stock outstanding as of January 19, 2018 as reported in the Issuer’s Joint Proxy Statement and Prospectus filed with the SEC on January 25, 2018.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Longhorn Capital GS L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
2,010,326

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
2,010,326

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,010,326

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 1%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Calculated based on 428,425,233 shares of the Issuer’s Common Stock outstanding as of January 19, 2018 as reported in the Issuer’s Joint Proxy Statement and Prospectus filed with the SEC on January 25, 2018.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Titan Co-Investment-AC, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,903,300

	6	SHARED VOTING POWER
130,445

	7	SOLE DISPOSITIVE POWER
1,903,300

	8	SHARED DISPOSITIVE POWER
130,445

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,033,745

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 1%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Calculated based on 428,425,233 shares of the Issuer’s Common Stock outstanding as of January 19, 2018 as reported in the Issuer’s Joint Proxy Statement and Prospectus filed with the SEC on January 25, 2018.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Titan Co-Investment-CN, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
532,398

	6	SHARED VOTING POWER
109,076

	7	SOLE DISPOSITIVE POWER
532,398

	8	SHARED DISPOSITIVE POWER
109,076

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
641,474

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 1%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Calculated based on 428,425,233 shares of the Issuer’s Common Stock outstanding as of January 19, 2018 as reported in the Issuer’s Joint Proxy Statement and Prospectus filed with the SEC on January 25, 2018.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Titan Co-Investment-DS, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
139,838

	6	SHARED VOTING POWER
1,929

	7	SOLE DISPOSITIVE POWER
139,838

	8	SHARED DISPOSITIVE POWER
1,929

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
141,767

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 1%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Calculated based on 428,425,233 shares of the Issuer’s Common Stock outstanding as of January 19, 2018 as reported in the Issuer’s Joint Proxy Statement and Prospectus filed with the SEC on January 25, 2018.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Titan Co-Investment-FN, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
223,384

	6	SHARED VOTING POWER
35,374

	7	SOLE DISPOSITIVE POWER
223,384

	8	SHARED DISPOSITIVE POWER
35,374

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
258,758

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 1%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Calculated based on 428,425,233 shares of the Issuer’s Common Stock outstanding as of January 19, 2018 as reported in the Issuer’s Joint Proxy Statement and Prospectus filed with the SEC on January 25, 2018.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Titan Co-Investment-GLH, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
223,384

	6	SHARED VOTING POWER
35,374

	7	SOLE DISPOSITIVE POWER
223,384

	8	SHARED DISPOSITIVE POWER
35,374

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
258,758

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 1%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Calculated based on 428,425,233 shares of the Issuer’s Common Stock outstanding as of January 19, 2018 as reported in the Issuer’s Joint Proxy Statement and Prospectus filed with the SEC on January 25, 2018.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Titan Co-Investment-HI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,591,601

	6	SHARED VOTING POWER
74,744

	7	SOLE DISPOSITIVE POWER
2,591,601

	8	SHARED DISPOSITIVE POWER
74,744

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,666,345

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 1%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Calculated based on 428,425,233 shares of the Issuer’s Common Stock outstanding as of January 19, 2018 as reported in the Issuer’s Joint Proxy Statement and Prospectus filed with the SEC on January 25, 2018.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Titan Co-Investment-ICG, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
563,838

	6	SHARED VOTING POWER
105,183

	7	SOLE DISPOSITIVE POWER
563,838

	8	SHARED DISPOSITIVE POWER
105,183

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
669,021

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 1%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Calculated based on 428,425,233 shares of the Issuer’s Common Stock outstanding as of January 19, 2018 as reported in the Issuer’s Joint Proxy Statement and Prospectus filed with the SEC on January 25, 2018.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Titan Co-Investment-LB, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
279,675

	6	SHARED VOTING POWER
3,858

	7	SOLE DISPOSITIVE POWER
279,675

	8	SHARED DISPOSITIVE POWER
3,858

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
283,533

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 1%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Calculated based on 428,425,233 shares of the Issuer’s Common Stock outstanding as of January 19, 2018 as reported in the Issuer’s Joint Proxy Statement and Prospectus filed with the SEC on January 25, 2018.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Titan Co-Investment-MCG, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
244,213

	6	SHARED VOTING POWER
25,366

	7	SOLE DISPOSITIVE POWER
244,213

	8	SHARED DISPOSITIVE POWER
25,366

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
269,579

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 1%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Calculated based on 428,425,233 shares of the Issuer’s Common Stock outstanding as of January 19, 2018 as reported in the Issuer’s Joint Proxy Statement and Prospectus filed with the SEC on January 25, 2018.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Titan Co-Investment-MRS, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
562,650

	6	SHARED VOTING POWER
7,884

	7	SOLE DISPOSITIVE POWER
562,650

	8	SHARED DISPOSITIVE POWER
7,884

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
570,534

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 1%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Calculated based on 428,425,233 shares of the Issuer’s Common Stock outstanding as of January 19, 2018 as reported in the Issuer’s Joint Proxy Statement and Prospectus filed with the SEC on January 25, 2018.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Titan Co-Investment-RBS, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,098,937

	6	SHARED VOTING POWER
29,563

	7	SOLE DISPOSITIVE POWER
2,098,937

	8	SHARED DISPOSITIVE POWER
29,563

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,128,500

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 1%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Calculated based on 428,425,233 shares of the Issuer’s Common Stock outstanding as of January 19, 2018 as reported in the Issuer’s Joint Proxy Statement and Prospectus filed with the SEC on January 25, 2018.

Item 1.

(a).	Name of Issuer. Vistra Energy Corp.

(b).	Address of Issuer's Principal Executive Offices

6555 Sierra Drive
Irving, Texas 75039

Item 2.

(a).
This statement is being filed jointly by each of the following persons (each a “Reporting Person”), each of which is affiliate with and/or with accounts managed by affiliates of Brookfield Asset Management, Inc. (“BAM”):

BAM;
Partners Limited (“Partners”);
Brookfield Private Equity Inc. (“BPE”);
Brookfield US Corporation (“BUSC”);
Brookfield Private Equity Holdings LLC (“BPEH”);
Brookfield Private Equity Direct Investments Holdings LP (“BPE DIH”);
Brookfield Capital Partners Ltd. (“BCPL”);
Brookfield Holdings Canada Inc. (“BHC”);
Brookfield Private Funds Holdings Inc. (“BPFH”);
Brookfield Canada Adviser, LP (“BCA”);
Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P. (“BAMPIC”);
Brookfield Private Equity Group Holdings LP (“BPEGH”);
Titan Co-Investment GP, LLC (“Titan Co-Invest”);
Brookfield Titan Holdings LP (“Titan Holdings”);
BCP Titan Aggregator, L.P. (“Aggregator”);
BCP Titan Sub Aggregator, L.P. (“Sub Aggregator”)
Titan Co-Investment-AC, L.P. (“Titan AC”);
Titan Co-Investment-CN, L.P. (“Titan CN”);
Titan Co-Investment-DS, L.P. (“Titan DS”);
Titan Co-Investment-FN, L.P. (“Titan FN”);
Titan Co-Investment-GLH, L.P. (“Titan GLH”);
Titan Co-Investment-HI, L.P. (“Titan HI”);
Titan Co-Investment-ICG, L.P. (“Titan ICG”);
Titan Co-Investment-LB, L.P. (“Titan LB”);
Titan Co-Investment-MCG, L.P. (“Titan MCG”);
Titan Co-Investment-MRS, L.P. (“Titan MRS”);
Titan Co-Investment-RBS, L.P. (“Titan RBS” and together with Titan AC, Titan CN, Titan DS, Titan FN, Titan GLH, Titan HI, Titan ICG, Titan LB, Titan MCG and Titan MRS, the “Titan Vehicles”); and
Longhorn Capital GS L.P. (“Longhorn”, and together with the Titan Vehicles, Titan Holdings, Aggregator and Sub Aggregator, the “Investment Vehicles”).

*Attached as Exhibit 1 is a copy of an agreement among the Reporting Persons that this Schedule 13G is being filed on behalf of each of them.

(b).	Address of Principal Business Office or, if none, Residence

The address of each of BAM, BPE, BPE DIH, BCPL, BHC, BPFH, BCA, BAMPIC and BPEGH is:

Brookfield Place
181 Bay Street, Suite 330
Toronto, Ontario, Canada, M5J 2T3

The address of each of the Titan Vehicles, Titan Co-Invest, BPEH and BUSC is:

Brookfield Place
250 Vesey Street, 15th Floor
New York, NY 10281

(c)	Citizenship. See Item 4 of the cover pages.

(d)	Title of Class of Securities. Common Stock

(e)	CUSIP Number. 92840M102

Item 3.	Not applicable.

Item 4.	Ownership

(a)(b)(c)	Amount beneficially owned:

As of December 31, 2017, each of the Investment Vehicles directly held and beneficially owned the shares of Common Stock indicated on the following table. Each of the Reporting Persons may share voting and investment power as indicated in the paragraphs below the table.  All calculations of percentages of beneficial ownership in this Item 4 and elsewhere in this Schedule 13G are based on 428,425,233 shares of the Issuer’s Common Stock outstanding as of January 19, 2018 as reported in the Issuer’s Joint Proxy Statement and Prospectus filed with the SEC on January 25, 2018 (the “Outstanding Shares”).

Investment Vehicle	Sole	Shared	Total	Beneficial Ownership
Titan Holdings	22,817,924	772,128	23,590,052	5.5%
Titan Aggregator	4,505,400	0	4,505,400	1.1%
Titan Sub Aggregator	4,793,319	679,402	5,472,721	1.3%
Titan AC	1,903,300	130,445	2,033,745	Less than 1%
Titan CN	532,398	109,076	641,474	Less than 1%
Titan DS	139,838	1,929	141,767	Less than 1%
Titan FN	223,384	35,374	258,758	Less than 1%

Titan GLH	223,384	35,374	258,758	Less than 1%
Titan HI	2,591,601	74,744	2,666,345	Less than 1%
Titan ICG	563,838	105,183	669,021	Less than 1%
Titan LB	279,675	3,858	283,533	Less than 1%
Titan MCG	244,213	25,366	269,579	Less than 1%
Titan MRS	562,650	7,884	570,534	Less than 1%
Titan RBS	2,098,937	29,563	2,128,500	Less than 1%
Longhorn	0	2,010,326	2,010,326	Less than 1%

Each of (i) BPE DIH, as a limited partner of Titan Holdings, (ii) BPEGH, as a limited partner of Titan Holdings and each of the Titan Vehicles, (ii) BPE, as the general partner of BPE DIH and BPEGH, (iii) Titan Co-Invest, as the general partner of each of the Titan Vehicles, (iv) BPEH, as a member of Titan Co-Invest, (v) BUSC, as a member of BPEH, (vi) BHC, as indirect shareholder of BUSC, (vii) BAM, as limited partner of BPE and shareholder of BHC, and (viii) Partners, as shareholder of BAM, (ix) BCPL and BAMPIC, as indirect owners of Longhorn, Aggregator and Sub-Aggregator, (x) BCA, as limited partner of BAMPIC (xi) BPFH, as limited partner of BCA, and (xii) BHC, as shareholder of BPFH may be deemed to share with the Titan Vehicles beneficial ownership of their shares of Common Stock.

By virtue of the various relationships, agreements and arrangements among the Reporting Persons, the Reporting Persons may be deemed to constitute a “group” (within the meaning of the Act and Rule 13d-5 thereunder) that beneficially owns all shares of Common Stock owned by all members of such group.  Moreover, by virtue of various agreements and arrangements with Seismic Holding LLC (“Seismic”), Brookfield Asset Management Inc. and certain of the Investment Vehicles may be deemed to constitute a “group” (within the meaning of the Act and Rule 13d-5 thereunder) with Seismic that beneficially owns 66,370,568 shares of Common Stock (including 22,880,381 shares beneficially owned by Seismic), constituting 15.49% of the Outstanding Shares.

Each of the Reporting Persons expressly disclaims, to the extent permitted by applicable law, the existence of a “group” (within the meaning of the Act and Rule 13d-5 thereunder) involving Seismic, and beneficial ownership of all shares of Common Stock held by Seismic or by any other Reporting Person.  The filing of this statement shall not be deemed an admission that the Reporting Persons are the beneficial owners of any securities reported herein.  Information with respect to each of the Reporting Persons is given solely by such Reporting Person, and no Reporting Person has responsibility for the accuracy or completeness of information provided by another Reporting Person.

Clients of the Reporting Person have or may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of securities held in their  accounts. No such client is known to have such right or power with respect to more than 5% of the class of securities to which this report relates.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [  ].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security
Being	Reported on by the Parent Holding Company or Control Person

Not applicable

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable

Item 10.	Certifications

Not applicable

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2018

BROOKFIELD ASSET MANAGEMENT, INC.

By:	/s/ A.J. Silber

Name: A.J. Silber
Title: Vice-President, Legal Affairs

PARTNERS LIMITED

By:	/s/ Brian Lawson

Name: Brian Lawson
Title: Director

BROOKFIELD PRIVATE EQUITY, INC.

By:	/s/ A.J. Silber

Name: A.J. Silber
Title: Director

BROOKFIELD US CORPORATION

By:	/s/ Jordan Kolar

Name: Jordan Kolar
Title: Vice-President

BROOKFIELD PRIVATE EQUITY HOLDINGS LLC

By:	/s/ Jordan Kolar

Name: Jordan Kolar
Title: Senior Vice-President

BROOKFIELD PRIVATE EQUITY DIRECT INVESTMENTS HOLDINGS LP

By: Brookfield Private Equity, Inc., its general partner:

By:	/s/ A.J. Silber

Name: A.J. Silber
Title: Director

BROOKFIELD CAPITAL PARTNERS LTD.

By:	/s/ A.J. Silber

Name: A.J. Silber
Title: Director

BROOKFIELD HOLDINGS CANADA INC.

By:	/s/ A.J. Silber

Name: A.J. Silber
Title: Vice-President

BROOKFIELD PRIVATE FUNDS HOLDINGS INC.

By:	/s/ A.J. Silber
Name: A.J. Silber
Title: Director
BROOKFIELD CANADA ADVISER, LP

By: Brookfield Private Funds Holdings Inc., its general partner:

By:	/s/ A.J. Silber

Name: A.J. Silber
Title: Director

BROOKFIELD ASSET MANAGEMENT PRIVATE INSTITUTIONAL CAPITAL ADVISER (CANADA), L.P.

By: Brookfield Private Funds Holdings, Inc., its general partner:

By:	/s/ A.J. Silber

Name: A.J. Silber
Title: Director

TITAN CO-INVESTMENT GP, LLC

By:	/s/ Jordan Kolar

Name: Jordan Kolar
Title: Senior Vice-President

BROOKFIELD PRIVATE EQUITY GROUP HOLDINGS LP

By: Brookfield Private Equity, Inc., its general partner:

By:	/s/ A.J. Silber

Name: A.J. Silber
Title: Director

BROOKFIELD TITAN HOLDINGS LP

By: Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Jordan Kolar

Name: Jordan Kolar
Title: Senior Vice-President

TITAN CO-INVESTMENT-AC, L.P.

By: Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Jordan Kolar

Name: Jordan Kolar
Title: Senior Vice-President

TITAN CO-INVESTMENT-CN, L.P.

By: Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Jordan Kolar

Name: Jordan Kolar
Title: Senior Vice-President

TITAN CO-INVESTMENT-DS, L.P.

By: Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Jordan Kolar

Name: Jordan Kolar
Title: Senior Vice-President

TITAN CO-INVESTMENT-FN, L.P.

By: Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Jordan Kolar

Name: Jordan Kolar
Title: Senior Vice-President

TITAN CO-INVESTMENT-GLH, L.P.

By: Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Jordan Kolar

Name: Jordan Kolar
Title: Senior Vice-President

TITAN CO-INVESTMENT-HI, L.P.

By: Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Jordan Kolar

Name: Jordan Kolar
Title: Senior Vice-President

TITAN CO-INVESTMENT-ICG, L.P.

By: Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Jordan Kolar

Name: Jordan Kolar
Title: Senior Vice-President

TITAN CO-INVESTMENT-LB, L.P.

By: Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Jordan Kolar

Name: Jordan Kolar
Title: Senior Vice-President

TITAN CO-INVESTMENT-MCG, L.P.

By: Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Jordan Kolar

Name: Jordan Kolar
Title: Senior Vice-President

TITAN CO-INVESTMENT-MRS, L.P.

By: Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Jordan Kolar

Name: Jordan Kolar
Title: Senior Vice-President

TITAN CO-INVESTMENT-RBS, L.P.

By: Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Jordan Kolar

Name: Jordan Kolar
Title: Senior Vice-President

BCP TITAN AGGREGATOR, L.P.

By: Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Jordan Kolar

Name: Jordan Kolar
Title: Senior Vice-President

BCP TITAN SUB AGGREGATOR, L.P.

By: Titan Co-Investment GP, LLC, its general partner:

By:	/s/ Jordan Kolar

Name: Jordan Kolar
Title: Senior Vice-President

LONGHORN CAPITAL GS LP

By: Longhorn Capital Ltd., its general partner:

By:	/s/ Jordan Kolar

Name: Jordan Kolar
Title: Senior Vice-President

EXHIBIT INDEX

Exhibit No.
1	Joint Filing Agreement, dated February 14, 2018